INFORMIX CORPORATION


                         EXHIBIT 11.1

         STATEMENT RE COMPUTATION OF NET EARNINGS PER SHARE

             (in thousands, except per-share data)
                         (Unaudited)


                    THREE MONTHS ENDED    NINE MONTHS ENDED
                    SEPT 29,   OCT 1,     SEPT 29,   OCT 1,
                      1996      1995        1996      1995
                    --------  --------    --------  --------
                               (Note)                (Note)

Net income          $ 26,181  $ 23,896    $ 63,700  $ 61,726
                    ========  ========    ========  ========

Weighted average
 outstanding shares  149,646   145,889     148,825   144,465

Net effect of
 outstanding options   5,950     5,788       6,652     5,576
                     -------   -------     -------   -------

Weighted average
 common and common
 equivalent shares
 outstanding         155,596   151,677     155,477   150,041
                     =======   =======     =======   =======


Net income per share $ 0.17    $ 0.16      $ 0.41    $ 0.41
                     =======   =======     =======   =======


Fully diluted computation not presented since such amounts differ by less than 3 percent of the net income per share amounts shown above.

 (Note) The unaudited quarterly data presented above applicable to the prior period has been restated to reflect the Company's business combination with Illustra Information
Technologies, Inc. as a pooling-of-interests.